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                              CN BIOSCIENCES, INC.
                           10394 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121

                                                               November 25, 1998

To Our Stockholders:

     We are pleased to inform you that on November 18, 1998, CN Biosciences, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with EM Industries, Incorporated ("Parent") and EM Acquisition Corp., a wholly owned subsidiary of Parent ("Purchaser"), pursuant to which Purchaser has commenced a tender offer (the "Offer") to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share (the "Shares"), for a cash price of $25.00 per Share. Parent is an indirect subsidiary of Merck KGaA, a corporation organized under the laws of Germany. The Offer is conditioned upon, among other things, the tender of a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding stock options). The Merger Agreement provides that following consummation of the Offer, Purchaser will be merged (the "Merger") with and into the Company and those Shares that are not acquired in the Offer will be converted into the right to receive $25.00 per Share in cash.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. In arriving at its recommendation, the Board of Directors considered the factors described in the accompanying Schedule 14D-9, including the opinion of the Company's financial advisor, Vector Securities International, Inc. ("Vector Securities"), to the effect that the cash consideration to be offered to holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. A copy of Vector Securities' written opinion, which sets forth the assumptions made, matters considered and the limits on the review undertaken by Vector Securities, is attached to the Schedule 14D-9 as Schedule I.

     The accompanying Offer to Purchase sets forth the terms of the Offer. The enclosed Schedule 14D-9 sets forth additional information regarding the Offer and the Merger relevant to making an informed decision. We urge you to read these materials carefully and in their entirety.

                                          Very truly yours,

                                          /s/ Stelios B. Papadopoulos

                                          Stelios B. Papadopoulos
                                          Chairman, Chief Executive Officer
                                            and President